EXHIBIT D

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF TERNIO, LLC

Amendment No. 1 to Operating Agreement of Ternio, LLC, dated as of July 5 (the “Amendment”) The undersigned, being the Managers of Ternio, LLC, a Delaware limited liability company (the

“Company”), hereby agree to amend that certain Operating Agreement of Ternio, LLC of the Company dated as of the 20th day of February, 2021 (the “LLC Agreement”).

good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.

Amendments to the LLC Agreement. As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a)

Section 3.02 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:

Section 3.02 Authorization and Issuance of Preferred Units. Subject to compliance with Section 4.06(b) and Section 9.01(b), the Company is hereby authorized to issue a class of Units designated as Preferred Units. As of the date hereof and after giving effect to the transactions contemplated by the Membership Interest Purchase Agreement and the Management Subscription Agreements, 4,817,200 Preferred Units are authorized, and 4,817,200 Preferred Units are issued and outstanding to the Members in the amounts set forth on the Members Schedule opposite each Member's name.

(b)

Section 3.03 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:

Section 3.03 Authorization and Issuance of Common Units. Subject to compliance with Section 9.01(b), the Company is hereby authorized to issue a class of Units designated as Class A Common Units and Class B Common Units. Class A Units shall be voting and embody all the voting rights in the Company; Class B Units shall be non-voting and not have any voting rights in the Company. As of the date hereof and after giving effect to the transactions contemplated by the Membership Interest Purchase Agreement and the Rollover Commitment Letters, 40 Class A Common Units are authorized, and 40 Class A Common Units are issued and outstanding in the amounts set forth on the Members Schedule opposite each Member's name. As of the date hereof and after giving effect to the transactions contemplated by the Membership Interest Purchase Agreement and the Rollover Commitment Letters, 260,400,162 Class B Common Units are authorized and 195,182,800 Class B Common Units are issued and outstanding in the amounts set forth on the Members Schedule opposite each Member's name.

3.

Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing LLC Agreement are and will remain in full force and effect. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the LLC Agreement. On and after the Effective Date, each reference in the LLC Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the LLC Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the LLC Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the undersigned managers have duly executed this Amendment No. 1 to Operating Agreement of Ternio, LLC as of July 5, 2021.

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